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                      August 29, 2023

       Jinbo Li
       Chief Executive Officer
       Xunlei Ltd
       3709 Baishi Road, Nanshan District, Shenzhen, 518000
       The People   s Republic of China

                                                        Re: Xunlei Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-35224

       Dear Jinbo Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li